Exhibit 99.1

Molecular Insight Pharmaceuticals Announces Changes to Board

Cambridge, MA, November 24, 2009 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals primarily for use in oncology, today announced that at a recently held meeting, the Company’s Board of Directors determined to reduce its size from 11 to nine members. In conjunction with this decision, Dr. Anthony F. Martin informed the Board that he would resign as a director and a member of all of the Board Committees he currently serves, effective as of December 31, 2009, and Dr. Harry Stylli notified the Board that he would not stand for re-election at the forthcoming annual meeting of shareholders in May 2010 and would resign as a director and a member of all of the Board Committees he currently serves, effective as of the date of annual meeting. Both directors cited personal reasons and other professional commitments for their decisions.

“We appreciate the valuable and long-term contributions of Dr. Martin and Dr. Stylli to our Board and wish them the best in their future endeavors,” said Joseph M. Limber, Chairman of the Board.

“We believe that a nine-person Board comprised of highly qualified and committed individuals will capably guide our Company forward in a focused and efficient manner, as we advance and commercialize our development-stage pipeline and technologies,” commented Daniel L. Peters, President and CEO of Molecular Insight Pharmaceuticals, Inc.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in the emerging field of molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals, primarily for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our corporate strategy and expected function and role of our Board. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; difficulties or delays in obtaining financing and generating the revenue as anticipated; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Molecular Insight Pharmaceuticals, Inc. Announces Changes to Board

Contact:

Investors

Chuck Abdalian

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media

Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications	(201) 923-2049
(617) 871-6734	spietropaolo@bccpartners.com
mreynolds@molecularinsight.com